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                                                                    Exhibit 11.1

                                  ArQule, Inc.
        Statement Re Computation of Unaudited Net Income (Loss) Per Share
                      (In Thousands, Except Per Share Data)

                                                                     Three Months Ended March 31,
                                                                             (Unaudited)
                                                                       1999                 1998
                                                                       ----                 ----
     Net income (loss)                                              $ (3,966)            $     71
                                                                    ========             ========

     Weighted average shares outstanding:
                  Common Stock                                        12,317               11,884
     Weighted average common shares outstanding                       12,317               11,884
                                                                    ========             ========
                       Basic net income (loss) per share            $  (0.32)            $   0.01
                                                                    ========             ========



                                                                               Three Months Ended March 31,
                                                                                        (Unaudited)
                                                                               1999                      1998
                                                                               ----                      ----
     Net income (loss)                                                    $      (3,966)            $          71
                                                                          =============             =============

     Weighted average shares outstanding:
                  Common Stock                                                   12,317                    11,884
                  Stock option common stock equivalents                              --                     1,198
                  Unvested restricted common stock equivalents                       --                         9
                                                                          -------------             -------------
     Weighted average common shares and
     Equivalents outstanding                                                     12,317                    13,091
                                                                          =============             =============
                      Diluted net income (loss) per share                 $       (0.32)            $        0.01
                                                                          =============             =============